Exhibit 10.4

January 9, 2014

To: David Reeder

Dear David,

It is with great pleasure that, subject to the approval of the Board of Directors of Electronics For Imaging, Inc. (“EFI” or the “Company”), the Company offers you the position of Chief Financial Officer reporting to me. We are excited about our Company’s future prospects for growth and success, and we are confident your leadership will make a significant contribution to our success. Your first day of employment is scheduled to be January 16, 2014. Further, subject to the approval by the Compensation Committee of the Board of the Directors (the “Committee”), the Company offers you the following as part of your total rewards package:

•	Base Salary: $14,583.33 semi-monthly ($350,000 annualized).

•	Bonus Eligibility: An annual on target bonus of 70% ($245,000) of your base salary based on performance measurements determined by the Compensation Committee of the Board at the time of the executive annual bonus program approval and subject to the terms and conditions of such program. Historically there has been an opportunity to earn up to 2X of your bonus target, if the company exceeds the annual performance targets.

•	Time Based Restricted Stock Unit Award: A time-based award of 77,459 restricted stock units, to vest as follows: one-fourth (25%) six months after the award date, one-sixth (16 2/3%) eighteen months after the award date, one-sixth (16 2/3%) on each of the second and third anniversaries of the award date, and one-fourth (25%) forty-two months after the award date.

•	Performance Restricted Stock Unit Awards:

•	A performance-based award of 25,819 restricted stock units. The vesting of these RSUs shall be as follows:

•	One-third (1/3) will vest on the date the average of the per-share closing price of the Company’s common stock for 90 consecutive trading days, equals or exceeds $46.00;

•	One-third (1/3) will vest on the date the average of the per-share closing price of the Company’s common stock for 90 consecutive trading days, equals or exceeds $53.00;

•	One-third (1/3) will vest on the date the average of the per-share closing price of the Company’s common stock for 90 consecutive trading days, equals or exceeds $60.00.

•	A performance-based award of 25,819 restricted stock units. The vesting of 100% of the award will occur if the company achieves $1 Billion in revenue and $2.50 in Non-GAAP EPS for four (4) consecutive trailing quarters by the end of fiscal year 2016.

•	In each case (as to both time- and performance-based restricted stock units), vesting is subject to your continued employment through the applicable vesting date and each award will be subject to the terms and conditions of the applicable award agreement.

As an employee of EFI, you will also be eligible to participate in:

•	EFI ESPP Plan: You will be eligible to enroll in the Employee Stock Purchase Plan during the next open enrollment period.

•	Health, Wealth & Welfare Benefits: As a Full-Time employee of EFI, you be entitled to participate in EFI’s Employee Benefit Programs, which include health, dental, vision, and prescription benefits, life insurance, short and long-term disability income insurance, and a 401(k) plan, as in effect from time to time. Most benefits are effective on your first day of employment. EFI reserves the right to modify the terms, conditions and eligibility requirements for any of its benefit plans or fringe benefits. Participation in any such plan is governed by the terms of the plan documents.

This offer is contingent upon your ability to show proof of your legal right to work in the United States as required by the United States Citizenship and Immigration Services, as well as the satisfactory completion of background and reference checks. You assume any and all risks associated with terminating your current employment or making financial or personal commitments based upon this contingent offer.

We have also included an Executive Employment Agreement that describes further terms and conditions of your employment, including but not limited to severance benefits in the event of a termination of employment under certain conditions.

Additionally, please find enclosed an Employment, Confidential Information and Invention Assignment Agreement. Entering into that Agreement is a condition of your employment and that needs to be signed and returned to HR with your signed offer letter.

David, we are very much looking forward to having you join EFI. Please confirm your acceptance of this letter by signing and returning the Addendum enclosed with this letter to me.

Sincerely,

/s/ Guy Gecht
Guy Gecht

CEO

cc: J. Cimino
B. Ko

ADDENDUM

By accepting and signing this offer of employment, you certify to EFI that you are not subject to a non-competition agreement with any company that would preclude or restrict you from performing the position being offered in this letter.

We also advise you of EFI’s policy of respecting the intellectual property rights of other companies. You should not bring with you any documents or materials designated as confidential, proprietary, or trade secret by another company.

This offer is not an offer of employment for any definite duration of time. You agree that the employment relationship with EFI is Employment at Will. In the event of any conflicting terms between this offer letter and your Executive Employment Agreement, the terms of your Executive Employment Agreement shall prevail.

I have read and understand EFI’s offer and conditions of employment, and understand this offer is contingent on my satisfying these conditions.

I hereby accept EFI’s offer of employment.

Signature:	/s/ David Reeder	Start date:	January 16, 2014